Exhibit 10.1
EXECUTIVE SEVERANCE AGREEMENT
     THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”), dated as of the 12th day of August, 2010 (the “Effective Date”), is entered into by and between NAVARRE CORPORATION, a Minnesota corporation, (the “Company”), and Ward Thomas, an individual residing in the State of Minnesota (the “Executive”).
     WHEREAS, Executive is being hired to hold a key position as a Divisional President of the Company and will be considered an integral part of the Company’s management;
     WHEREAS, the Company desires to promote the stability of the Company by providing the Executive with appropriate assurances with respect to certain events that result in the Executive’s involuntary termination as described more fully herein; and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that this Agreement is in the best interests of the Company and its shareholders in order to secure Executive’s services.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained in the Agreement, it hereby agreed by and between the parties as follows:
1. DEFINITIONS. For purposes of this Agreement the following definitions apply:
a. “Base Salary” means the Executive’s then current base salary as adjusted from time to time.
b. “Cause” means a termination of Executive’s employment by the Company or its successor due to any of the following:
(i) Executive’s conviction of, or the entering by Executive of a plea of nolo contendere to, any felony charge or to any non-felony crime involving misrepresentation, fraud or moral turpitude;
(ii) Executive’s gross neglect, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in the best interests of the Company;
(iii) A substantial and continual refusal by Executive to perform Executive’s assigned duties, responsibilities or obligations (provided that such duties, responsibilities or obligations are lawful and further provided that the failure to perform is not due to incapacity caused by a disability) that continues for thirty (30) days after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed;
(iv) A violation by Executive of any policy of the Company or its successor that is generally applicable to all employees or all officers of the Company or its successor including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its successor, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company;
(v) Any fraudulent or dishonest action, or failure to act, with respect to the business or affairs of the Company or its successor or breach of the duty of loyalty toward the Company or its successor, including, without limitation, providing false or misleading information to the Company or its successor;
(vi) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s (or its successor’s) business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or
(vii) Any material breach by Executive of the provisions of Paragraphs 4, 5, or 6 of this Agreement, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company.
     c. “Change in Control” shall mean a transaction involving any of the following:
(i) the occurrence of (a) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, or (b) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;
(ii) the occurrence of a change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;
(iii) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that such Person has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(iv) the occurrence of any transaction whereby individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof following the transaction; or
(v) individuals who constitute the board of directors of the Company prior to the transaction cease for any reason to constitute at least a majority thereof immediately thereafter.
     d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Good Reason” means a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company or its successor within thirty (30) days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company or its successor within thirty (30) days of the receipt of such notice, and further provided that the termination of Executive’s employment occurs no later than six months (6) months following the initial existence of one of such events:
(i) A material diminution in Executive’s Base Salary from that in effect as of the Effective Date;
(ii) A material diminution in Executive’s duties, responsibilities or authority from that in effect as of the Effective Date; or
(iii) A material change in the geographic location of Executive’s principal place of employment from that in effect as of the Effective Date.
f. “Severance Event” means either: (i) the effective date of the termination of Executive’s employment by the Company for any reason other than for Cause, or (ii) the effective date of the termination of Executive’s employment for Good Reason. A Severance Event shall not include a termination of Executive’s employment as a result of Executive’s death. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “separation from service” in Section 409A of the Code.
2.	TERM OF AGREEMENT. This Agreement shall be effective as of the Effective Date and shall continue through December 31, 2011. As of December 31, 2011, and on each December 31 thereafter, the Agreement shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement term.

3.	SEVERANCE PAYMENTS.
a. Executive shall be entitled to the following severance payments in consideration of and contingent following the later to occur of (i) the execution and delivery by Executive of a general release of all claims substantially in the form attached hereto as Exhibit A, and (ii) the expiration of any applicable revocation period in connection therewith.
b. Upon the occurrence of a Severance Event within the first twelve (12) months of Executive’s employment:
(i) Subject to Paragraph 3f below, an amount equal to one-half of Executive’s then current Base Salary.
c. Upon the occurrence of a Severance Event after Executive’s first anniversary of employment:
(i) Subject to Paragraph 3f below, an amount equal to Executive’s then current Base Salary; and

(ii) In full substitution for Executive’s rights under the Company’s annual incentive bonus plan, a substitute incentive award equal to the average amount of the annual incentive award earned and paid to the Executive with respect to the preceding three (3) fiscal years. To the extent that Executive has not been employed by the Company for at least three (3) years, such substitute incentive award will be equal to the average amount of the annual incentive award earned and paid to the Executive for the fiscal years that have been completed during the term of his employment.
d. Upon the occurrence of a Severance Event within one (1) year following a Change in Control, and Executive is not offered reasonably comparable employment, defined as same or greater compensation, same or greater job responsibility and same geographical region (within 30 miles) of employment, with a successor entity:
(i) Subject to Paragraph 3f below, an amount equal to Executive’s then current Base Salary; and
(ii) In full substitution for Executive’s rights under the Company’s annual incentive bonus plan, a substitute incentive award equal to the average amount of the annual incentive award earned and paid to the Executive with respect to the preceding three (3) fiscal years. To the extent that Executive has not been employed by the Company for at least three (3) years, such substitute incentive award will be equal to the average amount of the annual incentive award earned and paid to the Executive for the fiscal years that have been completed during the term of his employment.
e. Any severance payment shall be made in a lump sum within thirty (30) days after the effective date of the termination of employment.
f. If applicable, the severance amount provided for above will be offset by any income protection benefits payable to Executive during the first twelve months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.
g. Notwithstanding the foregoing to the contrary, in no event shall the amount due and payable hereunder constitute a “Parachute Payment” within the meaning of the Section 280G(b)(2) of the Code. In the event that any portion of the severance payment would be deemed a Parachute Payment, the amount of the severance payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.
h. It is the intent of the parties that payments under this Agreement comply with Section 409A of the Code, and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A.

Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.

4.	CONFIDENTIALITY.

a. Executive acknowledges that his position with Company will bring Executive in close contact with many confidential affairs of the Company and its subsidiaries, including, but not limited to, information about costs, profits, financial data, markets, trade secrets, sales, products, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. In recognition of the foregoing, Executive covenants and agrees that:
(i) Executive will keep secret all material confidential matters of the Company and its subsidiaries which are not otherwise in the public domain and will not disclose them to anyone outside of the Company and its subsidiaries, either during or after the termination of his Employment, except with the Company’s written consent and except for such disclosure as is necessary in the performance of Executive’s duties or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency; and
(ii) Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof)containing confidential material relating to the Company and its subsidiaries, which Executive may then possess or have under his control.
5.	INTELLECTUAL PROPERTY.
a. All right, title, and interest in and to all inventions, patent applications, patents thereon, know-how and trade secret information, and all copyrightable material, copyrights, and copyright applications (collectively, “Intellectual Property”) that Executive conceives or originates, either individually or jointly with others, and which relate to the business of the Company, will be the sole and exclusive property of the Company, and Executive hereby irrevocably assigns and conveys the sole and exclusive right, title and interest therein, free and clear of any liens or other encumbrances. Such Intellectual Property shall include, but not be limited to, Intellectual Property that:
(i) Is based on any confidential or proprietary information of the Company or of any vendor, supplier or customer of the Company;
(ii) Is related to the actual business of or research and development of the Company;
(iii) Was developed with use of materials, employees, supplies or facilities of the Company; or
(iv) Was funded by the Company.
b. Executive agrees to execute promptly any papers and perform promptly any other reasonable acts necessary to assist the Company to perfect all rights, including all Intellectual Property rights, reserved or conveyed thereto hereunder. Executive agrees to render promptly aid and assistance to the Company in any interference or litigation pertaining to such Intellectual Property, and all reasonable expenses therefor incurred by Executive at the request of the Company will be borne by the Company.
c. Executive will promptly disclose to the Company all Intellectual Property conceived or originated pursuant to his employment.
d. Executive warrants that in the event that Executive creates any original materials or uses any proprietary information in rendering services, none of such material shall infringe any copyrights, trade secrets, rights of privacy, or any other rights of others.
6.	COVENANT NOT TO COMPETE.
a. Executive acknowledges that the businesses of the Company is highly competitive and international in scope, that its products are sourced and marketed throughout North America, that the Company competes in nearly all of its business activities with other organizations which are or could be located throughout North America and that the nature of Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in North America. Executive further acknowledges that all services of Executive are exclusive to the Company, and that Executive’s performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot reasonably or adequately be compensated in an action at law for damages and that a breach by Executive of the terms of this Section 6 of this Agreement will cause the Company irreparable injury.
b. In recognition of the foregoing, Executive covenants and agrees that he will not, as a principal, officer, director, shareholder, partner, member, employee, consultant, independent contractor, agent or executive or in any other capacity whatsoever, without the prior written consent of the Company, do any of the following during his employment with the Company, plus (i) an additional six (6) months following a Severance Event that occurs during the first twelve months of Executive’s employment; or (ii) an additional twelve (12) months following a Severance Event that occurs after the first twelve (12) months of Executive’s employment:
(i) Engage in a business that competes with a material portion of the Company’s, or any of its subsidiaries, business activities;
(ii) Acquire any ownership of any kind in, or become associated with or provide services to any other person, corporation, partnership, limited liability company, business trust, association or other business entity engaged in a business that competes with a material portion of the Company’s, or any of its subsidiaries, business activities;
(iii) Intentionally and knowingly solicit or attempt to solicit or participate in the solicitation of a vendor or a customer of the Company, or any of its subsidiaries, to terminate his, her or its relationship therewith; or
(iv) Solicit or attempt to solicit or encourage any person, who is then, or was within the then most recent twelve (12) month period, to the knowledge of Executive, an employee, agent, consultant or representative of the Company or any of its subsidiaries, to become an employee, agent, representative or consultant of or to Executive or any other individual or entity.

c. Nothing in this Section 6 of this Agreement shall prevent Executive from making or holding an investment in securities traded on any national securities exchange or traded in the over-the-counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding securities of any one such issuer or, if the total investment in the issuer is $500,000 or less, up to five percent (5%) of such issued and outstanding securities.
7.	NO CONFLICTS. Executive represents and warrants that he is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Executive’s employment by Company or relates to the same subject matter of this Agreement or conflicts with his obligations under this Agreement, or restricts Executive’s services to Company.

8.	ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Company’s successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive.

9.	SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.	COMPLETE AGREEMENT. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement (“Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.

11.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

12.	GOVERNING LAW; CHOICE OF FORUM; ENFORCEMENT. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.

13.	INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Paragraphs 3, 4 and 5 of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of such Paragraphs.

14.	NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.	MODIFICATION. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NAVARRE CORPORATION		EXECUTIVE

By:
	Cary L. Deacon,	Ward Thomas
Its: President and CEO

Exhibit A
FORM OF GENERAL RELEASE
Navarre Corporation, a Minnesota corporation, and Ward Thomas (“Executive”), a resident of the State of Minnesota, agree that:
     1. Definitions. All words used in this Release are intended to have their plain meanings in ordinary English. Specific terms in this Release have the following meanings:
a.	“Navarre” means Navarre Corporation and any of its successors, assigns and/or its affiliated and predecessor companies, and the present and former officers, administrators, partners, insurers and agents of it, whether in its individual or official capacities.

b.	“Executive’s Claims” means all claims listed in Paragraph 4, General Release of All Claims.

c.	“Release” or “Agreement” means this General Release Agreement.

d.	“Executive Severance Agreement” means the agreement attached as Exhibit A, dated March 20, 2008, which terms and conditions are incorporated herein.
     2. Last Day of Employment. Executive’s last day of employment with Navarre was                            , 20____.
     3. Consideration. In consideration of the signing of this Release, the agreements set forth herein, and those terms set forth in the Executive Severance Agreement, Navarre agrees to make the severance payment as outlined in the Executive Severance Agreement, Paragraph 4.
     4. General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Navarre of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against Navarre as of the date of execution of this Release including, but not limited to, the following claims and any alleged violation of:
a.	All claims arising out of or relating to Executive’s employment with Navarre and Executive’s termination; and

b.	All claims arising out of or relating to statements, actions, or omissions of Navarre; and

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal or any other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; Section 1981 of the Civil Rights Act of 1866; the Sarbanes-Oxley Act of 2002, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act of 1963, as amended; the Immigration

Reform and Control Act of 1986, as amended; the Worker Adjustment and Retraining Notification Act; the Minnesota Human Rights Act, as amended; the Fair Credit Reporting Act, as amended; and workers’ compensation non-interference or non-retaliation statutes; and

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Executive’s activities, if any, as a “whistleblower;” defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; rape; false imprisonment; invasions of privacy; interference with contractual or business relationships; any other wrongful employment practices or violation of any common law; and

e.	All claims for compensation of any kind, including without limitation, bonuses, commissions, vacation pay, and expense reimbursements beyond that which Executive has received or will receive as a result of this agreement; and

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

g.	All claims for attorneys’ fees, costs and interest.
However, Executive’s Claims do not include any claims that the law does not allow to be waived or any claims that may arise after the date on which Executive signs this Release.
     5. Taxability. Executive agrees that the consideration referenced herein is intended as wage loss and Executive understands that the severance will be paid through the regular payroll system with applicable withholdings. However, Navarre shall have no responsibility or liability as a result of Executive’s characterization of any amounts paid by Navarre as taxable or non-taxable damages and Executive agrees to indemnify Navarre and hold it harmless for all such liability or obligations, if any.
     6. No Unlawful Limitation. Executive understands and agrees that, notwithstanding anything to the contrary in this Release, nothing is intended to and/or nothing shall: (a) constitute an unlawful release or waiver of any of his rights under any laws; or (b) prevent, impede, or interfere with his ability or right to: (i) provide truthful testimony pursuant to subpoena, (ii) file any charge with, or participate in an investigation or proceeding conducted by any governmental entity, (iii) enforce this Agreement, and/or (iv) seek defense and indemnification for any claims asserted by third parties arising out of the performance of Executive’s duties as an officer of Navarre for which Navarre is obligated by state or federal law to defend and indemnify Executive. Notwithstanding anything to the contrary, nothing in this Release is intended to be nor shall be construed to be a violation of any law.
     7. Confidentiality. To the fullest extent permitted by law, Executive agrees to keep this Release and its terms and conditions of the settlement confidential. Notwithstanding the confidentiality covenants, Executive may make disclosure to his attorneys, wife and tax advisor(s), provided that before any such disclosure is made, all such persons to whom disclosure is to be made agree to keep this Release and its terms and conditions confidential, and Executive may make disclosure as required by law.
     8. Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is not a party to any claim, complaint, or action against Navarre in any forum or form. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, vacation payment and/or buyout, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Executive further affirms that he has no known workplace injuries or occupational diseases and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act. Executive affirms and warrants that he has, and will continue to, comply fully with the covenants contained in Paragraphs 5, 6 and 7 of the Executive Severance Agreement.
     9. Nondisparagement. Executive agrees not to disparage the reputation or character of Navarre, its subsidiaries, or any of its or their directors, officers or employees.
     10. Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the State of Minnesota. In the event that Executive or Navarre breaches any provision of this Release, Executive and Navarre affirm that either may institute an action to be decided by a judge without a jury to specifically enforce any term or terms of this Release. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.
     11. Prevailing Parties Recovery in the Event of Breach. If either party violates this Agreement, the non-breaching party has a right to sue for such breach and the prevailing party shall pay to the other party any reasonable attorneys’ fees, costs and expenses associated with such litigation.
     12. Amendment. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release.
     13. Entire Agreement. This Release and the Executive Severance Agreement, which is attached and incorporated herein by reference, set forth the entire agreement between Executive and Navarre. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Release, except for those set forth in this Release.
     14. Benefit Plans. The expiration or forfeiture of awards granted to Executive under the 1992 Stock Option Plan and 2004 Stock Plan are governed by the terms of each individual award agreement. Generally, vested stock options under the 2004 Stock Plan, must be exercised within 90 days of the last day of employment and no later than 4:00 p.m. Minneapolis time on said date. This Agreement does not affect vested benefits under the Navarre 401(k) Plan and benefit continuation rights under COBRA.
     15. Return of Company Property. Executive agrees that he will immediately return to Navarre all property, equipment, documents, reports, or any other documentation related to Navarre including, but not limited to, records, keys and pass cards, software and other physical or personal property which he has received or prepared or helped to prepare in connection with his employment, which is in his possession or control, and Executive further agrees not to retain any copies, duplications, reproductions or excerpts thereof (whether tangible or electronic).
     16. No Admission of Liability. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Navarre of Executive of any liability or unlawful conduct whatsoever. Navarre and Executive specifically deny any liability or unlawful conduct.

     EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT HIS OWN ATTORNEY CONCERNING THIS RELEASE. HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES HEREIN AND TO RECEIVE THE SUMS IN PARAGRAPH 3 ABOVE AND PARAGRAPH 4 OF THE EXECUTIVE SEVERANCE AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION AND ADVICE FROM HIS LEGAL COUNSEL, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ANY AND ALL CLAIMS HE MIGHT HAVE AGAINST NAVARRE.
     Executive further acknowledges that he has the right to rescind this Release within fifteen (15) calendar days after it has been signed. To be effective, the rescission must be in writing and be delivered to Navarre either by hand delivery or by mail, properly addressed to Navarre and sent by certified mail, return receipt requested, within the fifteen (15) day period.
     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below:

Navarre Corporation,
a Minnesota corporation

By:

Name:	Name:
Dated:	Its:

Dated: